Exhibit 99.1
Lennox International CEO announces intention to retire in mid-2007
(DALLAS, September 25) — Robert E. Schjerven, Lennox International chief executive officer, has announced his intention to retire by mid-2007. An internal and external search for Mr. Schjerven’s successor will begin immediately.
“My twenty-plus year career at LII has been rewarding to me both personally and professionally and I’ve been proud to be part of the LII team during a time of strong growth and important preparation for the future. I feel it is important to announce my intention to retire next year now so that our search for my replacement is transparent both internally and in the marketplace. I will remain as CEO until my successor is named,” said Mr. Schjerven.
“LII has greatly benefited from Bob’s long career with the company , especially his leadership as CEO over the past six years,” said Richard L. Thompson, LII’s chairman of the board. “Bob brought focus to the business and was instrumental in strengthening the company’s balance sheet, successfully positioning LII for a new era of growth. While we will miss working with him, he leaves the company in very good shape.”
Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII”. Additional information is available at: http://www.lennoxinternational.com. For media inquiries, contact Karen O’Shea, vice president, communications and public relations, at 972-497-5172; for investor inquiries, contact Bill Moltner, vice president, investor relations, 972-497-6670.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see Lennox International’s publicly available filings with the Securities and Exchange Commission. Lennox International disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.